Prospectus Supplement #3 (to prospectus dated February 19, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-77072

SYMANTEC CORPORATION

3% Convertible Subordinated Notes Due November 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due November 1, 2006 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 19, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal
	Amount of Notes	Common Stock		Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

1976 Distribution Trust FBO A.R. Lauder/ Zinterhofer	$12,000	351	351	—
1976 Distribution Trust FBO Jane A. Lauder	22,000	644	644	—
2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer	11,000	322	322	—
Allentown City Firefighters Pension Plan	40,000	1,171	1,171	—
Allentown City Officers & Employees Pension Fund	16,000	468	468	—
Allentown City Police Pension Plan	76,000	2,226	2,226	—
American Motorist Insurance Company	888,000	26,010	26,010	—
Arapahoe County Colorado	86,000	2,519	2,519	—
British Virgin Islands Social Security Board	126,000	3,690	3,690	—
City of New Orleans	354,000	10,369	10,369	—
City University of New York	213,000	6,239	6,239	—
Credit Suisse First Boston Corporation	1,553,000	45,489	45,489	—
Grady Hospital Foundation	187,000	5,477	5,477	—
HFR Convertible Arbitrage Fund	170,000	4,979	4,979	—
Independence Blue Cross	276,000	8,084	8,084	—
Master Fund	2,730,000	79,964	79,964	—
Merrill Lynch Insurance Group	337,000	9,871	9,871	—
Minnesota Power and Light	100,000	2,929	2,929	—
Municipal Employees	319,000	9,343	9,343	—
New Orleans Firefighters Pension/ Relief Fund	191,000	5,594	5,594	—
Occidental Petroleum Corporation	360,000	10,544	10,544	—
Ohio Bureau of Workers Compensation	179,000	5,243	5,243	—
Policeman and Fireman Retirement System of the City of Detroit	879,000	25,746	25,746	—
Pro-mutual	1,048,000	30,697	30,697	—
Raytheon Master Pension Trust	348,000	10,193	10,193	—
Shell Pension Trust	704,000	20,621	20,621	—
State of Maryland Retirement Agency	4,506,000	131,986	131,986	—

	Principal
	Amount of Notes	Common Stock		Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

The Grable Foundation	$165,000	4,833	4,833	—
Trustmark Insurance Company	482,000	14,118	14,118	—
UBS Warburg LLC	250,000	7,322	7,322	—
Any other holders of notes or future transferee from any holder(3)(4)	19,217,000	562,888	562,888	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion ratio of 29.2912 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 29.2912 shares per $1,000 principal amount of notes.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 18, 2002.